Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2015, with respect to the consolidated financial statements included in the Annual Report of RSP Permian, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statement of RSP Permian, Inc. on Form S-8 (File No. 333-193754).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 17, 2015